Exhibit 14.1

DISCOVERY PARTNERS INTERNATIONAL INC.

CORPORATE COMPLIANCE PROGRAM

PROCEDURES AND STANDARDS OF CONDUCT

DISCOVERY PARTNERS INTERNATIONAL

CORPORATE COMPLIANCE PROGRAM

PROCEDURES AND STANDARDS OF CONDUCT

I.              INTRODUCTION

                                A.            PURPOSE OF THE CORPORATE COMPLIANCE PROGRAM

                Discovery Partners International (“DPI”) partners with pharmaceutical and biotech companies to assist and focus on developing new technologies, managing collaborations and providing innovative solutions to improve the drug discovery process.  When the term DPI is used herein, it means DPI, its subsidiaries and affiliated companies.  This Corporate Compliance Program (CCP) applies to and is mandatory for all officers, directors, employees, consultants, and agents of DPI, its subsidiaries, affiliated companies, as well as the employees and independent contractors who work in sites managed by DPI (collectively “employees”).

DPI is dedicated to fully complying with all applicable laws and regulations and to conduct business affairs in the most professional and ethical manner.  To these ends, DPI requires legal and ethical conduct from all employees.

                The purposes of the CCP are:

To set forth acceptable standards of legal and ethical conduct (“Standards of Conduct”) to be observed by all DPI employees;

To create a Corporate Compliance Program by which DPI can effectively monitor and encourage acceptable conduct by its employees and remedy action undertaken by individuals engaging in, or who have engaged in unacceptable actions and practices; and

To prevent and detect violations of law.

                B.            OVERVIEW OF THE CORPORATE COMPLIANCE PROGRAM

                The CCP establishes the position of Corporate Compliance Officer (CCO) as the primary figure responsible for ensuring that DPI and its employees comply with applicable law and regulation.  The CCO will not only investigate reports of noncompliance but shall, through designees, also conduct periodic audits to assess the effectiveness of its compliance program.  The CCP outlines specific controls to fulfill these goals and establishes standards to be followed and conduct to be avoided by DPI employees in carrying out their functions.  The CCP is not intended, nor could it, cover every situation that could be encountered.  When the best course of action is unclear, guidance should be sought from management or the CCO.

II.            STANDARDS OF CONDUCT

                The CCP sets forth below Standards of Conduct for all DPI employees relative to various legal and regulatory requirements and other corporate policies relevant to the conduct of DPI’s business.   DPI expects its employees to be familiar with the standards relevant to their job functions and to make all efforts to comply with them to the fullest extent possible.  Deviation from these Standards of Conduct may result in disciplinary action.  Each employee has an affirmative duty to immediately report a violation or suspected violation of any Standard of Conduct to the CCO and the failure to do so may result in the employee being considered for discipline and even termination by DPI.

                DPI expects its management and other employees to cooperate with any internal or external investigations.  DPI employees may be called upon to produce documents or testify and should endeavor to cooperate in accordance with the law.  DPI urges each of its employees or representatives to report any participation in an internal or external investigation to the CCO, to his or her supervisor, or both, so that such employee and DPI may cooperate to the fullest extent possible.

                A.            RECORDS

                                1.   General Record Keeping/Records Retention

                Employees responsible for financial records, employees who prepare other DPI records and reports are obligated, ethically and legally, to assure that such documents are accurate and complete, safeguarded against loss or destruction, retained for specified periods as may be established by DPI or otherwise required by law, and maintained in confidence.  Each employee involved in government filings and submissions must exercise diligence to assure the accuracy of the data and information contained in such submissions.

                Employees must not willfully or knowingly submit false or misleading data or other information in any government filing or submission.  Submission of such information not only subjects the individual and DPI to the possibility of severe civil and criminal sanctions, but is extremely damaging to DPI’s reputation among its customers.

DPI will comply with all legal requirements with regards to all record retention.

                                2.             Financial Books and Accounting

                DPI employees who are responsible for receiving or disbursing money have a special obligation to follow established procedures to ensure proper use and recording of all funds.  Compliance with generally accepted accounting principles, rules and controls, as established by DPI management and its independent accounting firm, is necessary at all times.  All DPI financial records must accurately describe the transactions they document.  All assets, liabilities, revenues, and expenses of DPI are to be recorded in the regular books of DPI.

In this regard, and without limitation, employees responsible for keeping DPI’s books shall refrain from the following:

Maintaining or establishing undisclosed or unrecorded funds, assets, or accounts of DPI;

Making false, misleading or artificial entries in the books and records of DPI; and

Making or approving any disbursement on behalf of DPI with the intention or understanding that any part of the disbursement is to be used for any purpose other than that described in documents supporting the disbursements or for any purpose prohibited by law.

                B.            ACCOUNTING

                                1.             Accounting

                The Securities and Exchange Commission requires companies to maintain accurate books and records.  No code of conduct can review the extensive accounting requirements, which DPI must fulfill.  To meet these obligations, therefore, DPI must rely on employee truthfulness in accounting practices.  DPI’s financial reporting system must contain accurate entries, which reflect all financial transactions.  DPI employees must not engage in any arrangement that results in false, artificial, or misleading entries being made in any records.

                C.            CONFLICTS OF INTEREST

                Each DPI employee has a duty of loyalty to DPI.  DPI employees must avoid any actions that may involve, or may appear to involve, a conflict of interest with their obligations to DPI.

                                1.             Competitors

                DPI employees should not own stock in, serve as a director or officer of, receive compensation from, or provide consulting or other services to firms in competition with DPI in the bio-tech industry without the written consent of their supervisor.  However, DPI employees may own less than one percent of the outstanding shares of any class of equity security of a competitor or supplier listed on a national securities exchange or regularly traded in the over-the-counter market.

                                2.             Suppliers

                DPI employees who deal with suppliers must do so in a reputable, professional, and legal manner.  To avoid even the appearance of impropriety, DPI employees should decline any gifts in excess of $100.00 including discounts, the acceptance of which would raise even the slightest doubt of improper influence.  Discounts that are available to all DPI employees and employees of other companies may be accepted.  When a gift in excess of $100 is offered, DPI should request that (1) the supplier reduce DPI’s bill by that amount; (2) the supplier provide a comparable amount of free services to DPI; or (3) the supplier allow DPI to raffle off the gift to a DPI employee.  Management employees at the sites are not eligible for the raffle.

                                3.             Business Information

                DPI employees may not use for their personal benefit any information about DPI or information acquired as a result of the employee’s relationship with DPI.  (There are special restrictions on the sale or purchase of stock, which are explained in the Securities Section of the Stock Program.)  Employees should disclose business information only as required in the performance of their job or as expressly authorized by DPI.  Examples of confidential business information are pricing information, customer lists, information about customers and financial information.   Violation of this policy may result in personal liability to the employee for any benefit gained from improper use of such information or any damages sustained by DPI as a result of improper disclosure of such information.

                                4.             Disclosure of Possible Conflicts of Interest

                Employees should disclose possible conflicts of interest involving themselves or their immediate families (spouse, parents, brothers, sisters, and children) to the Human Resources Department, the CEO or the CCO.

                D.            BUSINESS DEVELOPMENT

1.                                      DPI Will Forego Any Business Which Can Only be Obtained by Improper and Illegal Means

                DPI will not make any unethical or illegal payments to anyone to induce the use of DPI services and products.  A DPI employee should never make a payment, which, if it were publicly disclosed, would embarrass the employee or DPI.    DPI will not tolerate the making of such payments.  DPI employees should contact the Human Resources Department or the CCO immediately if unethical or illegal payments are requested or made.

                                2.             All DPI Advertising Must be Truthful And Not Misleading

                Specific claims about the quality of DPI‘s services and products must be supported by evidence to substantiate the claims made.  All price advertising must accurately reflect the true charge for services provided to customers.

                                3.             DPI’s Best Advertisement is DPI Itself

                DPI does not use advertisements or marketing programs, which might cause confusion between our services and products and those of our competitors.  DPI does not disparage the service or business of a competitor through the use of false or misleading representations.

E.             SECURITIES LAWS AND INSIDER TRADING

                DPI recognizes the importance of strong and healthy securities markets.  DPI is committed to doing everything possible to ensure that the laws, which have been passed to protect the securities markets, are strictly obeyed by the employees of DPI.

                It is a violation of the federal securities laws to use for one’s own benefit, or selectively disclose to others for their benefit, “material” non-public information regarding a company’s plans or operations; non-public information about a company is “material” if a reasonable investor would determine the information to be important in connection with a decision to buy or sell that security.  In addition, all non-public information regarding DPI’s plans and operations, whether or not “material,” is the absolute property of DPI.  Accordingly, it is a violation of the CCP for an employee to use for his/her own benefit, or to disclose to any party outside DPI, any such information.

                DPI, and all supervisory employees within DPI, also have an obligation to be alert to situations where others within DPI may not be complying with the rules against insider trading.  The federal securities laws have been amended to provide for penalties not only for those who engage in insider trading, but also for those controlling persons who fail to take appropriate actions when they either knew or should have known that those people within their control were violating those rules.

                The federal securities laws contain severe sanctions.  Penalties range from money judgments to treble damage penalties to fines and imprisonment.

To assure compliance with both the letter and the spirit of the law, each employee should adhere to the following guidelines:

No employee should disclose non-public information regarding DPI’s plans and operations, other than to other DPI employees who establish their need to know;

Any employee in possession of material non-public information regarding DPI may not buy or sell the securities of DPI until the information has been effectively disclosed to the public through established channels and the public has had sufficient time to absorb and evaluate it;

Since non-public information may also relate to the value of securities of companies with which DPI is dealing, one possessing such information may not sell or buy the securities of those companies or disclose this information to persons outside DPI, until the information has been effectively disclosed to the public through channels established by DPI’s Chief Financial Officer and the public has had sufficient time to absorb and evaluate it; and Inquiries from financial analysts, others affiliated with the financial and investment communities, and the news media relating to non-public information regarding DPI should be referred to DPI’s Chief Financial Officer.

                Violations of the securities laws are sometimes inadvertent.  Idle or casual conversation about non-public information regarding DPI and its business and plans may ultimately result in serious consequences for DPI and for those participating in such activity.  Thus, discussion of non-public information about DPI and its business should be strictly confined to other employees of DPI and then exclusively on a “need to know” basis.  DPI has an insider trading policy which has been distributed to all employees.

F.             ILLEGAL DRUG USE AND ABUSE OF ALCOHOL

                As a company acting in the interests of its employees, DPI is dedicated to ensuring a drug-free workplace.  DPI is a drug-free environment and DPI is committed to informing employees about the dangers of drug abuse and has a policy against drug use. Disciplinary penalties, up to and including discharge, may be imposed for violation of the policy.

                The possession, use, sale, or purchase of illegal narcotics, any other controlled substance, or drug paraphernalia, while on DPI property or during business hours may be grounds for immediate termination and may result in criminal prosecution.  DPI reserves the right to conduct searches of all persons, personal property, and vehicles while on DPI property or business upon reasonable grounds to believe that drugs are being bought, used, sold, or possessed.

                Where DPI has reasonable grounds to suspect that employees are using, possessing, or otherwise under the influence of drugs, or are abusing alcohol, it shall advise the employee of such suspicions and inquire of the employee to explain his or her conduct.  Employees may be asked to submit to medically supervised drug testing procedures.  Employees who refuse to submit to such drug testing procedures may, as authorized by law, be disciplined or dismissed.  Employees shall be advised of the results of all such examinations.

                Should an employee test positive for use of illegal drugs or alcohol, the employee may be requested to participate in a drug treatment program and establish to the satisfaction of DPI successful completion of the program and rehabilitation.  The employee’s participation in the treatment program will be kept as confidential as possible. Where it is determined that rehabilitation is necessary, the employee’s participation in and successful completion of a drug treatment program shall be deemed a condition of continued employment with DPI  The employee’s participation in the program will be monitored.  An employee’s failure to achieve rehabilitation through participation in a drug treatment program may be grounds for dismissal.

                G.            OSHA COMPLIANCE

                The Occupational Safety and Health Administration (OSHA) is charged with assuring safe and healthful working conditions for American workers and requiring employers to comply with safety and health standards covering conditions and operations in the workplace and to maintain a workplace that is free from recognized hazards.

OSHA has promulgated regulations, applicable to businesses, such as DPI, to fulfill its mandate.  DPI is dedicated to fully complying with all laws and regulations enforced by OSHA.  Relevant DPI personnel shall be cognizant of such laws and regulations as they apply to their job functions and will comply with them to the fullest extent possible.  DPI shall provide its employees with training on their OSHA rights, responsibilities, and duties.  Failure to comply with such laws and regulations could expose an individual employee and/or DPI to civil and/or criminal liability.

                H.            GIFTS, ENTERTAINMENT AND OTHER FORMS OF PAYMENT TO THIRD PARTIES

                As a general matter, it is DPI‘s policy to avoid any relationship or act, which might affect any person’s independent judgment or reflect adversely on DPI’s products or its services.  Personnel making or authorizing payment of funds are accountable for such payments and must follow DPI procedures regarding all such disbursements.  As a guideline, no payment should be made which would embarrass DPI if disclosed or which creates even an appearance of impropriety by any DPI employee or representative.

                In transactions or dealings in which DPI has engaged independent, non-employee commercial agents, consultants or other third parties for any purpose, payments must be limited to reasonable compensation for services and reimbursements for reasonable expenses, including appropriate business entertainment expenses when the recipient is accompanied by appropriate company officials.  No such relationship with non-employee consultants or other third parties shall be used to make a payment directly which would be prohibited by this guide if made directly.

                While it is common practice to provide nominal gifts to customers, suppliers, and others during the December holiday season and other special holidays, personnel shall not offer, deliver, or pay for any gift valued at more than one hundred dollars ($100.00), directly or indirectly, to any customer, supplier, or any business-related person.  In addition, business expenses and entertainment relating to such persons must be customary, reasonable, and properly authorized.  Notwithstanding the preceding two sentences, and with respect to all classes of trade which purchase DPI’s products and services, if the expenditure for a nominal gift or reasonable business expense could affect the independent judgment of the person receiving the gift or expense in that person’s dealings with DPI, then such gift or expense may be considered inappropriate.  Any question concerning the appropriateness of such a gift or expense should be discussed with the CCO and, if necessary, DPI’s legal counsel.

                Purchasing decisions by DPI shall be based upon considerations of product quality and value on a sustained basis.  Accordingly, relations with supplier are to be maintained on an objective basis, free from the influence of gifts, favors, or personality.  Nominal gifts or reasonable and customary entertainment may be accepted from suppliers only within established guidelines and with the full knowledge of the appropriate supervisors.

                I.              EMPLOYMENT PRACTICES

                DPI personnel shall not engage in hiring and other employment practices which discriminate against job applicants or employees based upon race, color, religion, sex, age, national origin, disability, as well as other classifications protected by law.  Discriminatory practices in the employment setting could expose an individual employee and/or DPI to significant civil and, in some cases, criminal sanction.  Matters involving employment practices should be referred in the first instance to DPI’s HR Department.  That department may coordinate with the CCO as appropriate.

                J.             UNLAWFUL HARASSMENT POLICY

                DPI is committed to providing a work environment free of unlawful harassment.  DPI policy prohibits harassment because of sex which includes sexual harassment, gender harassment and harassment due to pregnancy, childbirth, or related medical conditions and harassment because of race, religious creed, color, national origin or ancestry, physical or mental disability, medical condition, marital status, age, sexual orientation or any other basis protected by federal, state, or local law ordinance or regulation.  All such harassment is unlawful.  DPI’s anti-harassment policy applies to all persons involved in the operation of DPI and prohibits unlawful harassment by any employee of DPI including supervisors, co-workers, contractors, vendors and visitors.

                Prohibited unlawful harassment because of sex, sexual harassment, gender harassment, and harassment due to pregnancy, childbirth, or related medical conditions, race, religious creed, color, national origin or ancestry, physical or mental disability, medical condition, marital status, age, sexual orientation or any other protected basis includes, but is not limited to, the following behavior:

Verbal conduct such as epithets, derogatory jokes or comments, slurs, or unwanted sexual advances, invitations, or comments;

Visual conduct such as derogatory and/or sexually oriented posters, photography, cartoons, drawings or gestures;

Physical conduct such as assault, unwanted touching, blocking normal movement, or interfering with work because of sex, race, or any other protected basis;

Threats and demands to submit to sexual requests as a condition of continued employment or to avoid some other loss and offers of employment benefits in return for sexual favors; and

Retaliation for having reported or threatened to report harassment.

                K.            COMPLIANCE WITH OTHER APPLICABLE LAW

                It is DPI’s overall policy to comply with all laws and regulations applicable to marketing and the provision of DPI’s services at all governmental levels:  local, state, and federal.  The use of DPI funds or assets for any unlawful or improper purposes whatsoever is strictly prohibited.  With regard to any instance in which applicable laws or regulations may be ambiguous, management shall promptly obtain whatever legal advice it deems necessary to clarify the law or regulation in order to assure compliance with this stated policy.

                L.            GOVERNMENT INVESTIGATIONS

                It is DPI’s policy to comply with the law and to cooperate with any reasonable demand made in a government investigation.  In so doing, however, it is essential that the legal rights of DPI and of the personnel involved be protected.  If any employee receives an inquiry, a subpoena, or other legal document regarding DPI business, whether at home or in the workplace, from any governmental agency, or any other source, DPI requests that the employee notify his or her supervisor or DPI’s HR Department immediately.  The law guarantees all of us a right to be represented by legal counsel during any investigation or inquiry of any governmental agency.  In view of the extreme technicality involved in these investigations, we feel that DPI itself should be so represented and that all of our employees should at least be made aware of the opportunity for such representation.

                Sometimes it is difficult to tell when a routine government inquiry, audit, or review graduates into a more formal governmental investigation.  DPI relies on the common sense and alertness of its employees for making this important determination.  In case of any doubt, employees should consult DPI’s HR Department who then may then retain corporate legal counsel.

                III.           COMPLIANCE PROCEDURES

                                A.            CORPORATE COMPLIANCE OFFICER

                In order to ensure that DPI can maintain appropriate standards of behavior and effectively investigate any lapses from these standards, DPI has designated a Corporate Compliance Officer (CCO).  This official is appointed by the CEO and has overall responsibility to oversee compliance by DPI employees with the Standards of Conduct set forth in the CCP.  The CCO shall maintain all records generated to the CCP in a secure and confidential manner in the

Corporate Compliance (CC) files.  These files shall reside with the CCO and shall not be part of the personnel or other records maintained in DPI’s Human Resources (HR) Department.  The CCO is responsible for investigating all complaints of suspected noncompliance or misconduct relevant to the requirements of the CCP and is authorized to utilize any DPI employees, outside compliance specialists, and outside counsel to assist in such investigations, as appropriate. When appropriate or necessary, the report resulting from the investigation shall be submitted to DPI’s legal counsel for evaluation and advice.

                B.            CONDUCT OF INVESTIGATIONS

                                1.             Protection of Employees

                Suspected noncompliance or misconduct shall be reported by any DPI employee to the CCO.  Investigation of suspected noncompliance or misconduct will be investigated by the CCO and/or such persons as the CCO shall designate.  DPI encourages each of its employees to report any violation or apparent or suspected violation of any law, any regulation, to the CCP or the CCO.  Prompt reporting of all violations is strongly encouraged.

No employee will suffer indignity or retaliation as a result of a report, which he or she makes.  Reports of misconduct will be handled in confidence, and, when possible, the CCO will preserve the anonymity of any reporting employee who wishes it.  In addition, the CCO will monitor whether employees who express concerns and who do not wish to remain anonymous suffer any indignities or retaliation.

                                2.             Investigation Procedures

                Prior to the institution of any investigation, the initiating complaint should, if at all possible, be reduced to writing so that it constitutes part of the record of the investigation.  A thorough investigation will be conducted before any final disciplinary action is taken.

                The CCO or the designees conducting such an investigation will prepare a written report summarizing the findings of each investigation, regardless of whether disciplinary action is taken.  The report shall include a record of any response made by the investigated parties with regard to the allegations of misconduct.

                Investigation reports will be maintained in the CC file by the CCO in a secure and confidential manner.  The CEO shall receive copies of all investigation reports.  The CEO shall also have access to CC files except in those circumstances in which the conduct of the CEO is the subject of investigation.  CC files will be disclosed only to authorized DPI upper management, counsel, and others as deemed appropriate by the CEO or the Board of Directors.

                If the CCO finds, after appropriate investigation, that the person acted inappropriately and materially violated the Standards of Conduct described in the CCP, the CCO will recommend to the CEO, or the designated member of Board of Directors, as appropriate, disciplinary action.  The CEO or the Board of Directors, as appropriate, will make the final decision on the nature and extent of the disciplinary action.

                In the event the report of misconduct concerns DPI’s CEO, the CCO shall make such reports and recommendations directly to a designated member of DPI’s Board of Directors.  Absent extraordinary circumstances, the CEO will be informed of the substance of the allegations of such inappropriate conduct.

                Employees shall report to the CEO or to a designated member of the Board of Directors any allegations or information concerning possible wrongdoing or misconduct by the CCO.  In the event that the CEO or Board of Directors receives a credible report involving the conduct of the CCO with respect to the Standards of Conduct described in the CCP, the CEO shall take such steps as may be appropriate to appoint persons who are not DPI employees, to conduct an independent investigation of those allegations.  The CEO shall also advise the Board of Directors as appropriate.  Those persons so selected shall conduct an appropriate investigation, using whatever resources are necessary and shall file a written report with the CEO, identifying the facts and conclusions reached.  The CEO will make the final decision on the appropriate disciplinary action, if any, and may consult with the Board of Director designee, outside consultants, and outside counsel in reaching such decision.

                C.            CONDUCT OF AUDITS

                The CCO and/or designees of the CCO shall also conduct periodic audits to assess the effectiveness of DPI’s CCP.  An audit may include, but is not limited to:  (1) interviewing employees to monitor compliance and any reports of misconduct in various departments; (2) reviewing CC files; (3) examining accounting records, expense reports, or other records; (4) reviewing agreements and any promotion and advertising programs; 5) and reviewing documentation supporting charges made for services or products.    A key concern in conducting an audit will be to determine whether reports of misconduct are being properly made, investigated, and resolved with proper documentation.  Audit reports will be maintained in the CC files.  In the event that a periodic audit includes reports of alleged misconduct by the CEO, that particular audit report will be submitted to a designated member of the DPI Board of Directors.

                D.            ENFORCEMENT OF STANDARDS OF CONDUCT

                DPI will take all reasonable steps to ensure that the Standards of Conduct are consistently enforced through, as appropriate, the discipline of individuals who materially violate those Standards.  Material violations include, for persons in supervisory positions, the negligent failure to prevent or detect an obvious, material violation.  The failure of any employee with knowledge of any obvious, material violation who fails to report the violation is itself a material violation.

In deciding whether any disciplinary action is necessary and what disciplinary action should be taken, the CCO, the CEO, and the Board of Directors, as appropriate, will consider the following:

1.             The gravity of the violation;

2.             Whether the violation was negligent, knowing or willful; and

3.             What, if any, action against the violating person is sufficient to deter future similar conduct.

                The form of discipline that is appropriate, however, will be decided on a case-by-case basis.  As with all matters involving disciplinary action, principles of fairness will apply.  Any person charged with misconduct will be afforded an opportunity to explain his or her conduct and any mitigating information before any corrective action is taken.

It is the policy of DPI that no employee shall be punished solely on the basis that he or she reported what was reasonably believed to be an act of wrongdoing or a violation of the CCP.  However, an employee will be subject to disciplinary action if DPI reasonably concludes that the report of wrongdoing was knowingly fabricated by the employee or was knowingly distorted, exaggerated, or minimized to either injure someone else or to protect himself/herself or others.

                In determining what, if any, disciplinary action may be taken against an employee, DPI will take into account an employee’s own admissions of wrongdoing; provided, however, that the reporting employee’s conduct was not previously known to the company or its discovery was not imminent, and that the admission was complete and truthful.  An employee whose report of misconduct contains admissions of personal wrongdoing will not, however, be guaranteed protection from disciplinary action.  The weight to be given the self-confession will depend on all of the facts known to DPI at the time it makes its disciplinary decisions and the severity of culpability.

E.             PROGRAM EVALUATION IF MISCONDUCT OCCURS

                After a material breach of DPI’s Standards of Conduct has been established, DPI will take all reasonable steps to respond appropriately to the misconduct and to prevent further acts of misconduct, including any necessary modifications to the CCP.  The CCO also will notify DPI’s CEO or, if appropriate, a designated member or subcommittee of the Board of Directors, of the nature of the misconduct.  The CEO or the Board of Directors may then authorize any appropriate preventative action and revisions to the CCP policy.

                Periodically, or following an instance of misconduct, the CCO will review and analyze the CCP to determine whether any revisions should be made.  Such review and analysis should also consider any effects on the company due to changes in existing law, industry practices, or governmental interpretation of legal standards.

IV.           PREVENTATIVE MEASURES

A.                    COMMUNICATION OF STANDARDS OF CONDUCT AND COMPLIANCE POLICIES AND PROCEDURES TO DPI PERSONNEL

                In order to communicate effectively applicable standards of conduct and compliance policies and procedures to DPI personnel, DPI will take the following steps:

                                1.             Corporate Compliance Presentation

                In order to inform employees of the material terms of the CCP in the most meaningful fashion, DPI shall prepare a Corporate Compliance Presentation (“Presentation”) that summarizes the material provisions of the CCP.  The Corporate Compliance Presentation will be reviewed by each new employee as part of orientation and by each employee at least annually.  Each employee shall be entitled to ask questions pertaining to the CCP.  If there is any conflict between the terms of the CCP and the Corporate Compliance Presentation, the terms of the CCP shall prevail.

                                2.             Review of Corporate Compliance Presentation by Current Employees

                Upon adoption of the CCP by DPI’s Board of Directors and development of the Corporate Compliance Presentation, each employee will review the Presentation.

                                3.             Annual Compliance Statement

                Each employee after reviewing the Presentation will execute a form entitled “Annual Compliance Statement.”  The Statement is Attachment A to the CCP.  Each employee’s supervisor will also sign and date the form.  Copies of Annual Compliance Statements will be maintained in the signing employee’s personnel files.

                                4.             Annual Reaffirmations

                Each year, each employee will be asked to reaffirm in writing that they are familiar with the substance of the CCP as set forth in the Presentation and have conducted themselves in accordance with it during the past year by again executing the “Annual Compliance Statement.”  Copies of the reaffirmations will be maintained in the signing employee’s personnel file.  The HR Department shall be responsible to assure complete compliance with the annual reaffirmation requirement for each employee.

                                5.             Accessibility of Corporate Compliance Program

                In addition to the review of the Presentation, the CCP shall be available for review by employees at each DPI site and at DPI’s home office.

                                6.             Periodic Corporate Compliance Program Training

                DPI will have periodic training for all employees respecting the Standards of Conduct and the CCP as found in the CCP.  Such training will ordinarily be conducted by the HR, Employee Health & Safety Manager or Supervisor at each site.  Each Department conducting such training will document all training in writing including, a list of participants and the matters or subjects reviewed.  Copies of these memoranda will be maintained in the corporate training files.

                                7.             Updating Corporate Compliance Program

                The HR Department and/or Employee Health & Safety Manager will consult with the CCO with regard to any changes to the CCP that should be reported to DPI employees.  The CCO may also, within the confidentiality confines of this Program, directly inform DPI employees regarding any matters arising under the program that may be useful in further encouraging appropriate behavior.

                                8.             Consultation with CCO

                DPI personnel are encouraged to seek advice from the CCO whenever they have questions concerning the CCP.  In cases of conflict between applicable industry practices and standards called for by federal, state, and local government, employees should seek guidance from the CCO.  If the CCO cannot answer a particular question, the CCO will, as appropriate, seek the advice of legal counsel.

                                9.             Hotline

                In order to provide employees with every avenue possible in which to raise their concerns, DPI has a Corporate Compliance Hotline for DPI employees.  The calls will be treated as confidentially as possible, and DPI’s CCO or HR Department, assisted by the appropriate Department, will investigate all calls.  The Hotline telephone number shall be a toll free 800 number.  The Hotline telephone number shall be publicized in the Presentation.

ATTACHMENT A

Discovery Partners International

Annual Compliance Statement

A.            I understand the DPI Corporate Compliance Program.  I have had an opportunity to ask questions about it and agree to strictly comply with it.  I understand that failure to comply with the standards or truthfully and completely respond to this statement will be a basis for disciplinary action including possible dismissal.

B.            Except as stated in the Disclosure space provided below:

                1.             I know of no acts or omissions committed by anyone which conflict with the provisions of the Corporate Compliance Program or any suspected violations of law relating to DPI.

                2.             I have not committed any violations of the provisions of Corporate

                                Compliance Program or the law relating to my duties at DPI.

DISCLOSURE

The following information discloses circumstances which may possibly be a violation of law or the provisions of the Corporate Compliance Program. (If it is necessary to add additional pages, please attach such pages, and sign, and date each page.)

3.              I will immediately report to my supervisor, or Corporate Compliance Officer, as appropriate, any suspected violations of law or of the Corporate Compliance Program as they may arise during the course of my employment with DPI.  I also acknowledge that I may access the Corporate Compliance Hotline at (800)                          to make any such reports.

Employee Name (Please print)	Supervisor Name (Please print)

Employee Signature	Supervisor Signature

Title	Title

Date (Month/Year)	Date (Month/Year)

This completed/signed document is filed in the employee’s personnel folder.